                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 5)

                               PremiumWear, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   740909106
      -------------------------------------------------------------------
                                 (CUSIP Number)

                              Francisco A. Lorenzo
                                333 Clay Street
                                   Suite 4040
                              Houston, Texas 77002
                                 (713) 658-9594
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                August 20, 1997
     ---------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     Check the following box if a fee is being paid with this statement [  ].

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 2 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Francisco A. Lorenzo
        (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4


------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          115,000 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          115,000 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      115,000 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      4.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 3 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Savoy Partners, Inc.
        (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          9,400 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          9,400 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      9,400 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 4 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Lorenzo Family Foundation
        (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          90,200 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          90,200 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      90,200 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      3.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 5 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust
        (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,850 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          3,850 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,850 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 6 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Mercedes Ana Lorenzo Trust
        (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,850 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          3,850 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,850 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 7 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Carolina Grace Lorenzo Trust
        (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,850 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          3,850 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,850 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------                                  ---------------------
  CUSIP NO. 740909106                                      PAGE 8 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo (Intentionally Omitted)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          3,850 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          3,850 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,850 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN

------------------------------------------------------------------------------

                                                              Page 9 of 12 Pages



     This Amendment No. 5 amends the Schedule 13D filed on January 15, 1996 (the "Schedule 13D"), as amended, on behalf of Francisco A. Lorenzo, Savoy Partners, Inc., the Lorenzo Family Foundation, the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust, Mercedes Ana Lorenzo Trust, Carolina Grace Lorenzo Trust and Francisco A. Lorenzo, As Custodian for Timon Francis Lorenzo, with respect to the Common Stock, par value $0.01 per share, of PremiumWear, Inc. (formerly known as Munsingwear, Inc.). Items not included in this Amendment are either not amended or not applicable. All capitalized terms used herein and not otherwise defined herein have the meaning ascribed to such terms in the Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     The Response to Item 5(a) and (b) is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

     (a) and (b) The aggregate number of shares and percentage of the outstanding shares of Common Stock (based on the number of shares reported by the Issuer to be outstanding at July 25, 1997) owned by each of the Reporting Persons is as follows:


Name                                  Number of Shares   Percentage
------------------------------------  -----------------  -----------

Savoy Partners, Inc.                  9,400 shares (1)      0.4% (1)
Lorenzo Family Foundation             90,200 shares (1)     3.8% (1)
Trust for Benefit of Nicole
  Patricia Lorenzo - 1992 Trust       3,850 shares (1)      0.2% (1)
Mercedes Ana Lorenzo Trust            3,850 shares (1)      0.2% (1)
Carolina Grace Lorenzo Trust          3,850 shares (1)      0.2% (1)
Francisco A. Lorenzo, As Custodian
  for Timon Francis Lorenzo           3,850 shares          0.2%

(1) Francisco A. Lorenzo shares voting and dispositive power with respect to the shares of Common Stock owned by Savoy Partners, Inc., the Lorenzo Family Foundation, the Trust for Benefit of Nicole Patricia Lorenzo - 1992 Trust, the Mercedes Ana Lorenzo Trust and the Carolina Grace Lorenzo Trust. Accordingly, Mr. Lorenzo may be deemed to be the beneficial owner of all of the 115,000 shares owned by the Reporting Persons, representing 4.9% of the outstanding shares of Common Stock. Schedule B sets forth certain information as to the person with whom Mr. Lorenzo shares voting or dispositive power with respect to the shares of Common Stock owned by the Lorenzo Family Foundation, the Trust for Benefit of Nicole Patricia Lorenzo
     - 1992 Trust, the Mercedes Ana Lorenzo Trust and the Carolina Grace Lorenzo Trust. Except as set forth above, neither any Reporting Person nor (to the knowledge of the Reporting Persons) any person referred to on Schedule B beneficially owns any shares of Common Stock.

                                                             Page 10 of 12 Pages


     (c) The Response to Item 5(c) is hereby amended by adding the following thereto.
          Certain information concerning the transactions in the Common Stock effected since June 20, 1997 (60 days prior to August 20, 1997) by the Reporting Persons is as follows:


                                             Number     Purchase    Price
Name                               Date     of Shares   or Sale   per Share
-------------------------------  --------   ---------   -------   ---------
Savoy Partners, Inc.              7/28/97     41,000      Sale      4.875
Jet Capital Corp.                 7/28/97      5,000      Sale      5.125
Savoy Partners, Inc.              7/30/97      6,500      Sale      5.063
Savoy Partners, Inc.              7/31/97     12,100      Sale      4.932
Trust for Benefit of Nicole
Patricia Lorenzo - 1992 Trust     8/13/97        500      Sale      4.750
Mercedes Ana Lorenzo Trust        8/13/97        500      Sale      4.750
Carolina Grace Lorenzo Trust      8/13/97        500      Sale      4.750
Francisco A. Lorenzo, As
Custodian for Timon Francis
Lorenzo                           8/13/97        500      Sale      4.750
Trust for Benefit of Nicole
Patricia Lorenzo - 1992 Trust     8/14/97        400      Sale      4.750
Mercedes Ana Lorenzo Trust        8/14/97        400      Sale      4.750
Carolina Grace Lorenzo Trust      8/14/97        400      Sale      4.750
Francisco A. Lorenzo, As
Custodian for Timon Francis
Lorenzo                           8/14/97        400      Sale      4.750
Savoy Partners, Inc.              8/20/97     55,000      Sale      4.500
Savoy Partners, Inc.              8/20/97      4,200      Sale      4.438
Trust for Benefit of Nicole
Patricia Lorenzo - 1992 Trust     8/20/97        250      Sale      4.438
Mercedes Ana Lorenzo Trust        8/20/97        250      Sale      4.438
Carolina Grace Lorenzo Trust      8/20/97        250      Sale      4.438
Francisco A. Lorenzo, As
Custodian for Timon Francis
Lorenzo                           8/20/97        250      Sale      4.438

All of such transactions were effected on the New York Stock Exchange.

                                                             Page 11 of 12 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best knowledge of each person or entity set forth below, each such person or entity certifies that the information set forth in this Statement is true, complete, and correct.


Dated: August 27, 1997


/s/  Francisco A. Lorenzo
____________________________
     Francisco A. Lorenzo


SAVOY PARTNERS, INC.



By /s/ Francisco A. Lorenzo
  __________________________
     Francisco A. Lorenzo
     President


LORENZO FAMILY FOUNDATION


By /s/ Francisco A. Lorenzo
  __________________________
     Francisco A. Lorenzo
     Trustee

                                                             Page 12 of 12 Pages

TRUST FOR BENEFIT OF NICOLE
PATRICIA LORENZO - 1992 TRUST


By /s/ Francisco A. Lorenzo
  __________________________
     Francisco A. Lorenzo
     Trustee


MERCEDES ANA LORENZO TRUST


By /s/ Francisco A. Lorenzo
  __________________________
     Francisco A. Lorenzo
     Trustee


CAROLINA GRACE LORENZO TRUST


By /s/ Francisco A. Lorenzo
  __________________________
     Francisco A. Lorenzo
     Trustee


FRANCISCO A. LORENZO, AS CUSTODIAN
FOR TIMON FRANCIS LORENZO


By /s/ Francisco A. Lorenzo
  __________________________
     Francisco A. Lorenzo